Registration No. 333-___________
      As filed with the Securities and Exchange Commission on July 13, 2001
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ________________________________
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ________________________________


                              CFS BANCSHARES, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   63-0367958
--------------------------------------------------------------------------------
                     (I.R.S. Employer Identification Number)

                             1700 THIRD AVENUE NORTH
                            BIRMINGHAM, ALABAMA 35203
--------------------------------------------------------------------------------
                    (Address of Principal Executive Offices)

              CFS BANCSHARES, INC. STOCK OPTION AND INCENTIVE PLAN
--------------------------------------------------------------------------------
                            (Full Title of the Plan)

            BUNNY STOKES, JR., PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CFS BANCSHARES, INC.
                             1700 THIRD AVENUE NORTH
                            BIRMINGHAM, ALABAMA 35203
--------------------------------------------------------------------------------
                     (Name and Address of Agent For Service)

                                 (205) 328-2041
--------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)

                                   COPIES TO:
                            JAMES C. STEWART, ESQUIRE
                STRADLEY RONON HOUSLEY KANTARIAN & BRONSTEIN, LLP
                        1220 19th Street N.W., Suite 700
                             Washington, D.C. 20036
                                 (202) 822-9611

======================================================================================================================
                                                        Proposed               Proposed
        Title Of                                        Maximum                 Maximum
       Securities                Amount                 Offering               Aggregate              Amount Of
         TO Be                    To Be                Price Per               Offering             Registration
       Registered              Registered                Share                   Price                   Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value                   13,000                  $14.00                $182,000                $45.50
======================================================================================================================

(1) Maximum number of shares issuable under the CFS Bancshares, Inc. Stock Option and Incentive Plan (13,000 shares), together with an indeterminate number of shares being registered hereby as may be necessary to adjust the number of additional shares of Common Stock reserved for issuance under such Plan as a result of an increase in the number of shares issuable under such plan as the result of a merger, consolidation, recapitalization or similar event involving the Registrant or a stock split, stock dividend, reclassification, recapitalization or similar adjustment in the Registrant's common stock.
(2) Under Rule 457(h) the registration fee in case of an employee stock option plan may be calculated, inter alia, based upon the price at which the options
                        ----- ----
may be exercised.

                                     PART I
                       INFORMATION REQUIRED IN THE SECTION
                                10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION*
------

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*
------

     *This registration statement relates to the registration of 13,000 shares of Common Stock, $.01 par value per share, of CFS Bancshares, Inc. (the
"Company") reserved for issuance and delivery under the CFS Bancshares, Inc. Stock Option and Incentive Plan (the "Plan"). Documents containing the information required by Part I of this registration statement will be sent or given to participants in the Plan in accordance with Rule 428(b)(1). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
------

     The following documents filed by CFS Bancshares, Inc. (the "Company") are incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000 filed with the Commission on December 29, 2000 (Commission File No. 0-24625).

     (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 2000 and March 31, 2001 as filed with the Commission on February 14 and May 15, 2001, respectively.

     (c) The description of the Company's Securities as contained in the Company's Current Report on Form 8-K filed with the Commission on July 14, 1998.

     ALL DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY PURSUANT TO SECTIONS 13(A), 13(C), 14, AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, PRIOR TO THE FILING OF A POST-EFFECTIVE AMENDMENT WHICH INDICATES THAT ALL SECURITIES OFFERED HAVE BEEN SOLD OR WHICH DEREGISTERS ALL SECURITIES THEN REMAINING UNSOLD, SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

ITEM 4.  DESCRIPTION OF SECURITIES
------

     Not applicable, as the Common Stock is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
------

     Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

     Directors, officers and employees of the Company and/or Citizens Federal Savings Bank (the "Bank") may be entitled to benefit from the indemnification provisions contained in the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation and federal regulations applicable to the Bank. The general effect of these provisions is summarized below:

DELAWARE GENERAL CORPORATION LAW

     Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding of any type, (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, may not, of itself, create a presumption that these standards have not been met.

     A Delaware corporation may also indemnify any person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to be indemnified.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding described above indemnification against expenses (including attorneys' fees) actually and reasonably incurred by him is mandatory.

     Any determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) must be made by a majority of the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.

     Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section is not exclusive.

     In addition, a corporation shall have power to purchase and maintain insurance against any liability of individuals whom the corporation is required to indemnify.

ARTICLE XVI OF THE COMPANY'S CERTIFICATE OF INCORPORATION

     A. Persons.  The  Corporation  shall  indemnify,  to the extent provided in
        -------
paragraphs B, D or F:

          (1) any person who is or was a director, officer, employee, or agent of the Corporation; and

          (2) any person who serves or served at the Corporation's  request as a
     director,   officer,   employee,  agent,  partner  or  trustee  of  another
     corporation, partnership, joint venture, trust or other enterprise.

     B.  Extent  --  Derivative  Suits.  In case  of a  threatened,  pending  or
         -----------------------------
completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

     C.  Standard --  Derivative  Suits.  In case  of a  threatened,  pending or
         -----------------------------
completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

          (1) he is successful on the merits or otherwise; or

          (2) he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article
     XV) not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     D.  Extent --  Nonderivative  Suits.  In case of a  threatened,  pending or
         -------------------------------
completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

     E.  Standard --  Nonderivative  Suits.  In case of a  nonderivative suit, a
         --------------------------------
person named in paragraph A shall be indemnified only if:

          (1) he is successful on the merits or otherwise; or

          (2) he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article
     XV) not approved by the board of directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this subparagraph E(2).

     F.  Determination  That  Standard  Has Been Met. A  determination  that the
         -------------------------------------------
standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in subparagraph C(2) (second sentence), the determination may be made by:

          (1) the board of directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

          (2) independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

          (3) the stockholders of the Corporation.

     G. Proration. Anyone making a determination under paragraph F may determine
        ---------
that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

     H.  Advance  Payment.  The  Corporation  shall pay in advance any  expenses
         ----------------
(including attorneys' fees) which may become subject to indemnification under paragraphs A through G if:

          (1) the board of directors authorizes the specific payment; and

          (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A through G.

     I.  Nonexclusive.  The  indemnification  and  advance  payment of  expenses
         ------------
provided by paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     J. Continuation.  The indemnification provided by this Article XVI shall be
        ------------
deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

     K. Insurance. The Corporation may purchase and maintain insurance on behalf
        ---------
of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A through H.

     L. Intention and Savings Clause. It is the intention of this Article XVI to
        ----------------------------
provide for  indemnification  to the  fullest  extent  permitted  by the General
Corporation Law of the State of Delaware, and this Article XVI shall be interpreted accordingly. If this Article XVI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law. If the General Corporation Law of the State of Delaware is amended, or other Delaware law is enacted, to permit further or additional indemnification of the persons defined in this Article XVI A, then the indemnification of such persons shall be to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, or such other Delaware law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------

     Not applicable.

ITEM 8.  EXHIBITS
------

     For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

ITEM 9.  UNDERTAKINGS
------

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregrate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Birmingham, State of Alabama, on July 13, 2001.

                                          CFS BANCSHARES, INC.



                                          By: /s/ Bunny Stokes, Jr.
                                              ----------------------------------
                                              Bunny Stokes, Jr.
                                              President
                                              (Duly Authorized Representative)


                                POWER OF ATTORNEY

     We, the undersigned Directors of CFS Bancshares, Inc., hereby severally constitute and appoint Bunny Stokes, Jr. and W. Kent McGriff, either of whom may act, with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Bunny Stokes, Jr. and W. Kent McGriff, either of whom may act, may deem necessary or advisable to enable CFS Bancshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of CFS Bancshares, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Bunny Stokes, Jr. and W. Kent McGriff shall do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signatures                             Title                                Date
             ----------                             -----                                ----
By: /s/ Bunny Stokes, Jr.                   Principal Executive Officer                 July 13, 2001
    ---------------------------------       and Director
        Bunny Stokes, Jr.


By: /s/ W. Kent McGriff                     Principal Financial and                     July 13, 2001
    ---------------------------------       Accounting Officer
        W. Kent McGriff


By: /s/ Rev. John T. Porter                 Director                                    July 13, 2001
    ---------------------------------
        Rev. John T. Porter


By: /s/ Odessa Woolfolk                     Director                                    July 13, 2001
    ---------------------------------
        Odessa Woolfolk


By: /s/ James W. Coleman                    Director                                    July 13, 2001
    ---------------------------------
        James W. Coleman

                                INDEX TO EXHIBITS
                                -----------------



Exhibit                    Description
-------                    -----------
5.1                        Opinion of Stradley  Ronon  Stevens & Young,  LLP as
                           to the validity of the Common Stock being registered

23.1                       Consent of Independent Auditors

23.2 Consent of Stradley Ronon Stevens & Young, LLP (appears in their opinion filed as Exhibit 5.1)

24. Power of Attorney (contained in the signature page of this Registration Statement)

99.1                       CFS Bancshares, Inc. Stock Option and Incentive Plan
                           (the "Plan")

99.2                       Form of Incentive Stock Option Agreement

99.3                       Form of Non-Incentive Stock Option Agreement